CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated May 9, 2023, with respect to the audited balance sheets as of December 31, 2022 and 2021 and the related statements of operations, members’ equity (deficit), and cash flows for the year ended December 31, 2022 and for the period from June 9, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 29, 2023